UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square

Wakefield, Massachusetts 01880

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On June 28, 2007, Edgewater (the “Company”) entered into a Lease Termination Agreement (the “Termination Agreement”) with Brewer Investments II, LLC (the “Landlord”) with respect to a lease for the Company’s former corporate headquarters formerly located in Fayetteville, Arkansas (the “Original Lease”). The Original Lease was entered into on June 28, 2000, with the Landlord, which is owned by the parents of Clete Brewer, one of our current directors, who previously served as our Chairman and Chief Executive Officer.

The Original Lease was scheduled to expire on June 30, 2009. The Company and the Landlord entered into the Termination Agreement to terminate the Original Lease prior to its scheduled expiration date. In accordance with the terms of the Termination Agreement, the Company’s obligations to the Landlord cease as of June 30, 2007. The Termination Agreement requires the Company to make a lump sum payment to the Landlord in the amount of $502,800, which represents remaining lease payments due under the Original Lease and partial payment of projected 2008 real estate taxes (the “Termination Payment”).

Termination of the Original Lease is not material to the Company. The Termination Agreement contains no termination penalties, and such premises have not housed Company operations, and have been sublet to a third party, during the last five years. The entrance into the Termination Agreement, and the related Termination Payment, is not expected to have any impact the Company’s quarterly or full-year operating results. The amounts payable under the Termination Agreement were previously accrued for in connection with accruals established at the time the Company discontinued the operations of certain divisions, which were sold by the Company in 2000 and 2001.

The Company elected to enter into the Termination Agreement as a cost savings measure to eliminate, by way of mutual release, any arguable tenant expense and repair obligations under the Original Lease from prior tenant and subtenant use. Additionally, as of June 30, 2007, the Company will no longer incur costs related to real estate taxes, utilities and insurance.

A copy of the Termination Agreement is attached hereto as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Lease Termination Agreement by and between the Company and Brewer Investment II, LLC dated June 28, 2007 and effective as of June 30, 2007.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2007

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Kevin R. Rhodes
Name: Kevin R. Rhodes Title: Chief Financial Officer (Principal Financial and Accounting Officer)